Exhibit 15.1

LETTER OF CONSENT

We hereby consent to the reference to our report relating the investigation and valuation of the intangible assets of 012 Golden lines Ltd. (the “Company”) dated October 2007 in the Form 20-F of Internet Gold - Golden Lines Ltd. for the year ended December 31, 2007.

Sincerely yours, BDO Ziv Haft Consulting and Management Ltd. ———————————————————— /s/ BDO Ziv Haft Consulting and Management Ltd.

June 29, 2008
Tel Aviv, Israel